Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 22, 2009

LEGGETT & PLATT ANNOUNCES FIRST QUARTER RESULTS

Carthage, MO, April 22 —

•	1Q EPS of $.06 per share; sales from Continuing Operations were $718 million, 28% lower than in prior year.

•	1Q cash flow from operations of $115 million, 116% higher than in prior year.

•	2009 EPS guidance of $.60 - $.90, on $2.9 - 3.3 billion of sales from Continuing Operations.

Diversified manufacturer Leggett & Platt reported first quarter earnings of $.06 per share. In the first quarter of 2008, earnings from Continuing Operations were $.23 per share. The year-over-year reduction in quarterly earnings was primarily due to lower unit sales volumes, which were partially offset by improved margins on selected products as a result of better pricing discipline. First quarter sales from Continuing Operations were $718 million, 28% lower than last year’s sales of $998 million, due to extremely weak market demand.

First quarter cash flow from operations was $115 million, as efforts to reduce working capital contributed significantly to cash flow. Net debt-to-capital was 27.1%, well below the company’s target range of 30-40%. The first quarter tax rate was 52%, atypically high due to the low level and mix of earnings among various tax jurisdictions; the 2009 full year tax rate is now anticipated to be approximately 39%.

Strategic Progress Amid Economic Turmoil

President and CEO David S. Haffner commented, “First quarter earnings were in line with what we anticipated; however, market demand was weaker than we expected, and was the driving force behind the year-over-year reduction in earnings. In addition, as anticipated, first quarter earnings were significantly impacted by steel deflation (as inventory valuation and selling prices reflected lower steel costs). This impact should be essentially offset by a LIFO benefit over the course of the full year, but the timing mismatch of these two offsetting items depressed first quarter earnings and will also impact 2Q, though to a lesser extent.

“We continue to experience very weak demand across our markets. For many of our businesses, demand seems to have stabilized during the first quarter, albeit at levels below what we anticipated. Office furniture volume continues to decline, consistent with industry trends. Though data for our markets affords only limited visibility, based upon first quarter sales and current demand levels we have reduced our guidance for the full year.

“The company’s primary strategic objective is to consistently achieve Total Shareholder Return (TSR1) within the top 1/3 of the S&P 500. From January 1, 2008 through April 21, 2009 we posted TSR of negative 8%2; our performance for that period, though disappointing, ranks within the top 9% of the S&P 500 companies. We believe that our TSR would be much lower had we not implemented, and made significant progress on, our revised strategy.”

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price
[2]	Leggett’s TSR = ( [14.75 – 17.44] + 1.25) / 17.44 = negative 8%

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Strong Financial Position

Leggett & Platt remains well situated to weather the current challenging economic environment, even if it lasts for an extended period. The company is in an extremely strong financial position with: i) nearly $600 million available under its existing commercial paper program and revolver facility, ii) net debt-to-capital well below the company’s long-term target, and iii) no significant long-term debt maturing until 2012.

The company expects, even under current market conditions, to continue to fund both capital expenditures and quarterly dividends from operating cash flow.

Dividend and Stock Repurchases

During the quarter Leggett declared a $.25 dividend. At yesterday’s closing share price of $14.75, the indicated annual dividend of $1.00 per share generates a dividend yield of 6.8%.

During the first quarter, the company repurchased 1.3 million shares of its stock at an average of $13.26 per share, and issued 2.2 million shares through employee benefit plans. As a result, shares outstanding increased by 0.9 million shares to 156.7 million.

2009 Outlook: $.60 to $.90 EPS

Earnings per share (from Continuing Operations) for the full year 2009 are expected to be $.60 - $.90. Earnings should benefit from previous closures of poorly-performing operations, reduced overhead spending, and lower commodity costs.

Quarterly earnings will be highly variable. The first half of 2009 is being negatively impacted by steel deflation (as inventory valuation and selling prices reflect lower steel costs). This impact should be essentially offset for the full year by a LIFO benefit; Leggett is now forecasting $68 million of LIFO benefit for the year, and anticipates recognizing approximately $17 million in each quarter. As a result of the mismatch in timing of these two offsetting items, earnings for the remaining quarters should improve.

Full year sales (from Continuing Operations) are projected to be $2.9-3.3 billion, or 19%–29% lower than in 2008. This reduction from prior guidance reflects anticipated continuation of extremely weak market demand.

Leggett expects 2009 cash requirements for dividends (approximately $155 million) and capital expenditures (about $100 million) to be funded solely from operating cash flow, which is anticipated to exceed $300 million. The company still intends to use excess cash flow primarily to repurchase shares of its stock; however, the company may complete those purchases at a slower pace than previously anticipated, depending on the outlook for the economy. Management has a standing authorization from the Board of Directors to purchase up to 10 million shares annually.

LIFO Expense

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Since the LIFO benefit is not recorded at the segment level, 2009 segment EBIT margins will be unusually low. Steel cost decreases in 1Q 2009 were significant, and contributed to an anticipated LIFO benefit of $68 million for the full year (for Continuing Operations), which contrasts with $62 million of LIFO expense in 2008. Earnings for the first quarter reflect a LIFO benefit of $17.0 million, compared to LIFO expense of $3.6 million in 1Q 2008.

SEGMENT RESULTS – First Quarter 2009 (versus 1Q 2008)

Residential Furnishings – Total sales from Continuing Operations decreased $109 million, or 21%. Extremely weak market demand more than offset inflation-related price increases and market share gains in specific product categories. EBIT (earnings before interest and income taxes) from Continuing Operations decreased $36 million, with the income impact of significantly lower unit volumes partially offset by cost reductions.

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Commercial Fixturing & Components – Total sales from Continuing Operations decreased $77 million, or 40%, due to the company’s decision to walk away from sales with unacceptable profit margins, market softness in office furniture components, and reduced capital spending by retailers. EBIT from Continuing Operations decreased $11 million.

Industrial Materials – Total sales decreased $48 million, or 22%, as a result of weak demand. EBIT decreased $6 million primarily due to lower sales.

Specialized Products – Total sales from Continuing Operations decreased $65 million, or 38%. Weak global demand in all parts of the segment – automotive, machinery, and commercial vehicle products – led to the decline. EBIT from Continuing Operations declined $24 million due to lower sales.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on April 23. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 205-0033; there is no passcode. Second quarter results will be released after the market closes on Thursday, July 23, 2009, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 126-year-old firm is comprised of 20 business units, 20,000 employee-partners, and more than 160 manufacturing facilities located in 18 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	April 22, 2009

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data)	2009	2008	Change
Net sales (from continuing operations)	$718.1	$998.3	(28)%
Cost of goods sold	593.1	821.2

Gross profit	125.0	177.1
Selling & administrative expenses	93.4	103.9	(10)%
Amortization	4.3	6.0
Other expense (income), net	0.9	(3.1)

Earnings before interest and taxes	26.4	70.3
Net interest expense	7.9	11.0

Earnings before income taxes	18.5	59.3
Income taxes	9.6	18.9

Net earnings from continuing operations	8.9	40.4
Discontinued operations, net of tax [1]	(0.3)	4.2

Net earnings	8.6	44.6
Less net income from non-controlling interest	0.3	(1.2)

Net earnings attributable to L&P	$8.9	$43.4

Earnings per diluted share
From continuing operations	$0.06	$0.23
From discontinued operations	$0.00	$0.02
Net earnings per diluted share	$0.06	$0.25
Shares outstanding
Common stock (at end of period)	156.7	166.8
Basic (average for period)	161.1	173.1
Diluted (average for period)	161.4	173.2

CASH FLOW	FIRST QUARTER
(In millions)	2009	2008	Change
Net earnings	$8.6	$44.6
Depreciation and amortization	31.4	35.0
Working capital decrease (increase)	60.1	(44.7)
Asset Impairment	0.4	0.1
Other operating activity	14.3	18.1

Net Cash from Operating Activity	$114.8	$53.1	116%
Additions to PP&E	(21.7)	(33.2)	(35)%
Purchase of companies, net of cash	(0.3)	(0.6)
Proceeds from asset sales	3.0	13.0
Dividends paid	(39.1)	(43.2)
Repurchase of common stock, net	(14.4)	(61.8)
Additions (payments) to debt, net	(51.5)	56.1
Other	4.7	(0.7)

Increase (Decr.) in Cash & Equiv.	$(4.5)	$(17.3)

EBITDA [2]	$57.5	$112.9	(49)%

FINANCIAL POSITION	31-Mar
(In millions)	2009	2008	Change
Cash and equivalents	$160.2	$188.1
Receivables	495.2	666.4
Inventories	452.7	599.2
Held for sale	27.9	320.5
Other current assets	69.6	96.4

Total current assets	1,205.6	1,870.6	(36)%
Net fixed assets	671.4	736.4
Held for sale	27.7	256.8
Goodwill and other assets	1,124.4	1,239.2

TOTAL ASSETS	$3,029.1	$4,103.0	(26)%

Trade accounts payable	$159.9	$242.2
Current debt maturities	17.1	74.2
Held for sale	6.1	73.3
Other current liabilities	308.4	382.8

Total current liabilities	491.5	772.5	(36)%
Long term debt	793.2	1,095.8	(28)%
Deferred taxes and other liabilities	117.8	130.1
Held for sale	0.0	0.6
Shareholders’ equity	1,626.6	2,104.0	(23)%

Total capitalization	2,537.6	3,330.5

TOTAL LIABILITIES & EQUITY	$3,029.1	$4,103.0

Net Debt to Net Capital [3]	27.1%	30.5%
Return on Equity [4]	3.8%	(1.9)%

[1]

Discontinued operations include: Aluminum Products; Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]

Net Debt = Long Term Debt + Current Debt Maturities- Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[4]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

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LEGGETT & PLATT	April 22, 2009

SEGMENT RESULTS	FIRST QUARTER
(In millions)	2009	2008	Change
External Sales
Residential Furnishings	$411.6	$518.3	(20.6)%
Commercial Fixturing & Components	114.4	187.3	(38.9)%
Industrial Materials	104.3	139.9	(25.4)%
Specialized Products	87.8	152.8	(42.5)%

Total	$718.1	$998.3	(28.1)%

Inter-Segment Sales
Residential Furnishings	$2.4	$4.2
Commercial Fixturing & Components	1.1	4.7
Industrial Materials	60.6	72.6
Specialized Products	16.6	16.1

Total	$80.7	$97.6

Total Sales
Residential Furnishings	$414.0	$522.5	(20.8)%
Commercial Fixturing & Components	115.5	192.0	(39.8)%
Industrial Materials	164.9	212.5	(22.4)%
Specialized Products	104.4	168.9	(38.2)%

Total	$798.8	$1,095.9	(27.1)%

EBIT
Residential Furnishings	$1.4	$37.3	(96)%
Commercial Fixturing & Components	(3.3)	7.8	(142)%
Industrial Materials	13.0	18.5	(30)%
Specialized Products	(8.5)	15.0	(157)%
Intersegment eliminations	6.8	(4.7)
Change in LIFO reserve	17.0	(3.6)

Total	$26.4	$70.3	(62)%

			Basis Pts
EBIT Margin [1]
Residential Furnishings	0.3%	7.1%	(680)
Commercial Fixturing & Components	(2.9)%	4.1%	(700)
Industrial Materials	7.9%	8.7%	(80)
Specialized Products	(8.1)%	8.9%	(1700)

Overall from Continuing Operations	3.7%	7.0%	(330)

LAST SIX QUARTERS	2007	2008				2009
Selected Figures (restated to exclude discontinued operations)	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	1,040	998	1,063	1,132	883	718
Sales Growth (vs. prior year)	1.4%	(4.7)%	(0.7)%	3.7%	(15.1)%	(28.1)%
EBIT ($ million) [3]	(91.2)	70.3	82.4	96.2	(16.6)	26.4
EBIT Margin [3]	(8.8)%	7.0%	7.8%	8.5%	(1.9)%	3.7%
Net Earnings - excludes discontinued oper. ($m)	(117.4)	39.2	43.5	48.4	(8.2)	9.2
Net Margin - excludes discontinued operations	(11.3)%	3.9%	4.1%	4.3%	(0.9)%	1.3%
EPS - continuing operations (diluted)	$(0.67)	$0.23	$0.25	$0.29	$(0.05)	$0.06
EBITDA ($ million) [2]	96	113	131	124	18	58
Cash from Operations ($ million) [2]	178	53	73	77	233	115
Net Debt to Net Capital [2]	28%	31%	32%	28%	28%	27%

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	(7.1)%	(11.0)%	(1.2)%	3.1%	(11.9)%	(19.3)%
Commercial Fixturing & Components	(0.7)%	(3.8)%	(15.7)%	(16.1)%	(27.2)%	(38.5)%
Industrial Materials	(2.7)%	7.7%	26.6%	47.1%	12.6%	(22.4)%
Specialized Products	16.5%	0.7%	0.8%	(0.7)%	(19.7)%	(38.2)%
Overall from Continuing Operations	(1.0)%	(6.2)%	(0.5)%	4.3%	(14.1)%	(27.0)%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[2]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.
[3]	Prior quarters’ amounts were restated for reclassification of net income attributable to noncontrolling interest.

nm = not meaningful

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